UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 5, 2006

AVALON PHARMACEUTICALS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32629	52-2209310
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20358 Seneca Meadows Parkway, Germantown, Maryland		20876
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	301-556-9900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Compensation of Patrick Van Beneden as a Non-Employee Director

On April 5, 2006, the board of directors of Avalon Pharmaceuticals, Inc. ("Avalon"), on the recommendation of the compensation committee of the board of directors, revised its compensation policy for Patrick Van Beneden as a non-employee director of Avalon.

Under the revised terms of Avalon’s compensation policy for Mr. Van Beneden, he is to receive cash compensation in lieu of the grant of options to purchase shares of Avalon's common stock that he would otherwise be entitled to receive under Avalon's existing compensation policy for its non-employee directors. Specifically, Mr. Van Beneden is to receive a cash payment equal to the fair value of any options that he would otherwise be entitled to receive as a non-employee director calculated as of the date such options would have otherwise been granted to him using the Black-Scholes option-pricing model.

The revised compensation policy for Mr. Van Beneden is to be applied retroactively to all option grants awarded to him since the completion of Avalon's initial public offering on October 4, 2005. Accordingly, Mr. Van Beneden’s prior award of options to receive 12,750 shares of Avalon's common stock granted to him on October 26, 2005 is to be cancelled and revoked and Mr. Van Beneden is to instead receive a cash payment of $29,580 in respect of such cancelled and revoked options.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALON PHARMACEUTICALS, INC.

April 6, 2006	By:	/s/ Kenneth C. Carter, Ph.D.

Name: Kenneth C. Carter, Ph.D.
Title: President and CEO